Allied Nevada Announces Development Studies at Hycroft

and Provides Corporate Update

Begins Engineering Study on Crushing/Conveying System

September 10, 2009 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to announce development studies at its Hycroft gold mine located near Winnemucca, Nevada. The Company has completed an internal study aimed at optimizing production levels at Hycroft. The study considered the implementation of a crushing and conveying system and included an analysis of various potential mining rates.

The internal study considered crushing high silica content ore at Hycroft to improve gold recovery beyond the current expected average recovery of 56.6%. Historical gold recovery of crushed material from the Crofoot pit at Hycroft suggests that crushing ore may result in gold recoveries of approximately 75%, though further metallurgical testing is required to confirm those recoveries from our proven and probable reserves. This metallurgical testing will also establish expected silver recoveries for crushed ore. Current production of silver from our existing run of mine heap leach indicates that we are recovering approximately 10% of the contained silver.

A proposed crushing system would consist of a three-stage crushing and screening plant, overland conveyors and a stacking tower. This system would be capable of crushing six million tons per annum, to a final product size of 80% passing 1/2 inch minus. Based on crusher circuit capacity and mining rates, approximately 60% of the ore mined each month would be crushed. It is expected that, subject to additional metallurgical testing and final engineering, the purchase and installation of equipment would take place in 2010 for initial production in early 2011. If we are able to achieve an average recovery rate of 68% for both run of mine and crushed ore and a continued 30% increase in tons mined, we believe that gold production at Hycroft could be increased by up to 45% in the first five years following full implementation of the crushing and conveying system.

Estimates for operating and capital costs as well as throughput and metals recovery rates are based on historic recovery and cost data and independent operating cost data in the region. The internal study used a capital cost estimate of approximately $25 million, an operating cost of $1.25 per ton of ore crushed, and an expected gold recovery of approximately 75%. The study indicated that if we were to selectively crush the higher grade ore, we would expect gold grades to be approximately 25% higher than the average gold grade of the deposit of 0.55 grams per tonne. The study used an assumed silver recovery of 10%.

In addition, the Company has been using a contract miner to increase the mining rate by approximately 30% at Hycroft for the past few months. While this has been a successful program, the Company believes that it may be able to add additional mining equipment and its own employees to increase production in a more cost-effective manner. The internal study did not identify an optimal mining rate, but did indicate that additional optimization and engineering work is required.

“We are excited with the future potential at Hycroft. These development opportunities are relatively simple, logical next steps for the current run-of-mine heap leach operation. The mine is running smoothly and our focus is to ensure it maintains this, however, we are committed to optimizing the operation in order to realize the full potential of the mine to benefit all stakeholders,” remarked Scott Caldwell, President & CEO.

As of June 30, 2009, Allied Nevada had a cash and cash equivalent balance of $12.8 million. With the completion of the C$100.4 million (approximately US$91.5 million) cross-border public offering, the Company has at August 31, 2009, a cash balance of more than US$100 million.

The Company has initiated the environmental permitting necessary to address the development of the gold and silver resource at Hycroft. A plan of operations is expected to be submitted to the Bureau of Land Management in the fourth quarter of 2009.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation; expectations regarding the outcome of engineering studies; expectations regarding the cost, financing and the purchase and installation of equipment for the proposed crushing system and the anticipated benefits of such system; expectations regarding the outcome of Environmental Impact Statements; expectations regarding potential expansions and growth opportunities at Hycroft; expectations regarding the amount of future gold and silver production from the Hycroft mine; expectations regarding the potential improvement of recoveries of gold and silver at Hycroft; expectations regarding anticipated operating and capital costs; estimates of cash balances; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates;

Hycroft Development Opportunities and Corporate Update | 2

uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by J. Michael Doyle, Vice President, Operations of Allied Nevada Gold Corp., who is a Qualified Person as defined by National Instrument 43-101.

Hycroft Development Opportunities and Corporate Update | 3